Stillwater Mining Reports 2008 Results

COLUMBUS, MT -- (Marketwire - March 16, 2009) - STILLWATER MINING COMPANY (NYSE: SWC) today reported a 2008 net loss of $112.7 million, or $1.21 per diluted share, on revenues of $855.7 million. The 2008 results reflect the steep deterioration of the world economy and platinum-group metal (PGM) prices during the second half of 2008, and include fourth quarter impairment charges totaling $70.7 million, comprised of a $67.3 million carrying value adjustment at the East Boulder Mine and a $3.4 million charge to mark long-term investments to current market. Additional 2008 charges include a $16.6 million lower-of-cost-or-market inventory adjustment, a $29.4 million write-down of trade receivables and advances for inventory purchases, and a $5.4 million provision for corporate restructuring. At the same time during the fourth quarter, the Company's available cash, cash equivalents and short-term investments (excluding restricted cash) increased by $51.8 million, driven mostly by reductions in working capital required in the recycling segment as prices fell and business slowed.

The 2008 net loss compares to a 2007 net loss of $15.5 million, or $0.17 per fully diluted share, on revenues of $673.0 million. Revenues for 2007 have been revised to include $53.8 million in proceeds from sales of by-products, which previously were credited against mining costs of metals sold.

The Company's net loss for the fourth quarter of 2008, including the impairment charges, was $131.9 million, or $1.41 per diluted share, on revenues of $182.0 million. This compares to the fourth quarter of 2007, when the Company reported net income of $0.1 million, or less than $0.01 per share, on revenues of $162.4 million

Metal prices began to decline in mid-July 2008, following a period of exceptional strength in PGM prices in the first half of the year. By October, as the world economic picture deteriorated, PGM prices were down to levels not seen since 2003. The effect of these exceptionally low prices during the 2008 fourth quarter eliminated the profitability the Company reported for the first nine months and led to a fourth quarter operational restructuring and impairment charges that resulted in the substantial reported loss for the full year.

The Company mines palladium and platinum from two underground mines located in south-central Montana. The mines produced a total of 498,900 ounces of palladium and platinum during 2008, down 7.2% from the 537,500 ounces produced in 2007. Production at the Company's Stillwater Mine declined slightly to 349,400 ounces, compared to 359,300 ounces during 2007, while East Boulder Mine production was reduced to 149,500 ounces from 178,200 ounces last year. Stillwater Mine's reduced production reflected mostly lower combined ore grades in the active mining areas. The reduced East Boulder Mine production in part resulted from the brief suspension of mining and a subsequent operational restructuring and downsizing during the fourth quarter of 2008. Average sales realizations (net of hedging losses) on mined palladium and platinum ounces for the full year increased to $630 per ounce in 2008, up from $509 per ounce in 2007, reflecting very strong metals prices during the first half of 2008. However, fourth quarter 2008 sales realizations averaged only $498 per ounce, as metal prices declined sharply in that period.

The Company also operates a smelting and refining complex in Columbus, Montana. In addition to processing the Company's mine concentrates, these facilities recycle spent catalyst materials received from third parties. A portion of this recycling material is purchased for the Company's own account and the balance is toll processed on behalf of others. In total, the Company processed recycling material containing 398,100 PGM ounces through the smelter and refinery during 2008, up 6.7% from 373,000 ounces recycled last year. The recycling segment had net income for the year 2008 of $10.9 million (including income from finance charges) after recording a $7.7 million inventory adjustment and a $26.0 million write-down of recycling advances, before corporate overhead, compared to earnings of $25.8 million (including income from finance charges), before corporate overhead, in 2007. The quantity of recycled material processed declined sharply during the fourth quarter of 2008 in response to the steep drop in PGM prices. The Company fed 79,000 recycling ounces to the smelter during the 2008 fourth quarter, compared to 94,300 ounces in the same period of 2007.

Addressing the Company's 2008 performance, Francis R. McAllister, Stillwater Chairman and CEO, commented; "The 2008 results are truly disappointing, in particular after the Company's comparatively strong performance earlier in the year. However, in view of the sharp price deterioration and severe economic contraction worldwide, it was not unexpected. The loss reflects not only the deterioration in our business results as PGM prices fell, but also, as with many other companies, the impact of writing down the carrying value of assets which became impaired.

"The price decline in PGMs coincided with the general sharp fall in all commodity prices as the economy pulled back in the 2008 second half. PGM prices have eroded in response to reduced automotive demand, particularly in the U.S. and Western Europe, along with investors liquidating long PGM positions in order to cover cash calls. The resulting imbalance between sellers and buyers pulled down fourth quarter PGM prices to a level which, as one analyst recently noted, left about 40% of PGM mining operations worldwide selling at prices below their marginal cost of production.

"In the fourth quarter of 2008, the Company realized an average price of $498 per ounce on sales of mined platinum and palladium, including the effect of contractual floor and ceiling prices. Costs of metals sold for the fourth quarter averaged $547 per ounce -- excluding depreciation and amortization expense. Capital expenditures in the quarter totaled another $143 per sold ounce. Consequently, the Company's mining operations in the quarter were consuming net something on the order of $200 cash per ounce.

"Confronted by such realities, we concluded for the present time to operate the Company for cash -- thereby preserving to the extent possible the Company's liquidity. The challenge to trim that much out of operating cash spending had to be addressed on several fronts. After reviewing capital expenditures closely, we determined they could be cut back nearly two-thirds from 2008 levels by sharply limiting equipment expenditures and by deferring the expansion of developed state, performing only that development required to sustain current production. On the operating side, contract mining costs stood out as a major opportunity given the cost of contract miners was not economic at the lower PGM prices.

"The higher operating costs at the East Boulder Mine also got a lot of attention. As a result, in mid November we briefly suspended operations at the East Boulder Mine while we considered our alternatives. After a complete review and discussion with Steelworkers Union officials we concluded that, with some aggressive operating changes, it might be feasible to continue operating the mine, in order to be in a position to take advantage of stronger PGM prices in the future. Further we concluded that if East Boulder's costs could be brought into line at low PGM prices, this approach would provide an even more attractive opportunity at higher PGM prices. Consequently, we concluded to proceed with a restructuring of the East Boulder operation expecting in the process to mold a more effective mining approach while preserving a portion of our workforce.

"When the mine reopened in early December, we introduced a more decentralized structure where several relatively self-sufficient teams were each assigned to sectors of the mine projected still to be economically competitive in the lower pricing environment. At the same time, a significant contingent of East Boulder miners was transferred to the Stillwater Mine, where there were opportunities to utilize them productively to replace higher-cost contractor miners. These changes unfortunately also were accompanied by substantial employee layoffs across the Company. During the 2008 fourth quarter we recorded a $5.4 million provision for the cost of this corporate restructuring.

"The Company incurred a substantial non-cash impairment write-down at the East Boulder Mine in the fourth quarter. In determining this adjustment to the carrying value of the mine on our books, we followed the provisions of SFAS No. 144, Impairment of Long-Lived Assets. The result was a write-down of the fair value of the East Boulder Mine by $67.3 million. The Stillwater Mine was not impaired.

"Although we believe that the Company has made good progress toward stabilizing its financial situation, some significant risks continue to face us. Obviously, we are very dependent on the automotive industry, which consumes over half the annual PGM production worldwide. The recent downturn not only has reduced demand for PGMs, driving down prices, but it also has hurt the creditworthiness of these key customers. Our outstanding credit exposure to these customers is manageable, but at current low PGM prices the floor prices in our contracts provide us substantial financial support. Were we to lose those contracts and PGM prices not improve, we would need to cut costs further or even suspend operations at one or both mines.

Addressing the Company's recycling business, Mr. McAllister stated: "The recycling segment has proven to be a very attractive and profitable ancillary business that utilizes surplus capacity in the Company's smelting and refining facilities. However, it also entails certain risks. Three of the primary risks are collectibility of advances to suppliers, inability to hedge these advances effectively and fluctuation in the volume of material received. The recycling segment requires the Company to advance against third-party inventory purchases which can and did create collection exposures that led to the $26.0 million charge on advances for inventory purchases. In light of the sharp decline in PGM prices and the worldwide financial and credit crises, volumes of recycling materials available in the marketplace have diminished substantially in response to lower PGM prices. These lower recycling volumes result in less earnings and cash flow from the recycling segment, and therefore less economic support for the mining operations. The Company is in the process of determining what changes can be made to minimize risk in the advance process. At the same time, we are continuing to support and further the recycling segment, as it is complementary to our mining operations and can be very profitable if the risks can be controlled. Of course, the Company intends to pursue the collection of these advances through all appropriate means."

"In this difficult economic environment, the Company's liquidity position is good, with approximately $181 million of cash and short-term investments at year end, up from $129 million at the start of the fourth quarter. As PGM prices have declined, the Company's working capital requirements also have declined, freeing up cash particularly from the recycling inventories. The Company does not currently have a revolving credit facility or other backup liquidity arrangement in place, but we believe our cash balance, if managed carefully, is sufficient to cover our liquidity needs at this time.

Commenting on the Company's earnings outlook, Mr. McAllister added, "Although we reported a significant $112.7 million 2008 loss, that loss included $83.0 million of non-cash depreciation and amortization costs, a $67.3 million non-cash fourth-quarter impairment charge, and a $29.4 million non-cash write-down of advances for inventory purchases and trade receivables. Our current operating plan suggests that to remain cash neutral in 2009, with the benefit of the contractual floor prices on palladium and some favorable operating changes, we need an average platinum price of about $900 per ounce. However, to reach earnings breakeven under the same assumptions would require a platinum price of nearly $1,500 per ounce or a combination of palladium price in excess of our floor prices and a higher platinum price. Consequently, the Company is targeting operational adjustments to remain cash neutral or obtain marginally positive free cash flow in this market environment, pending a hopeful recovery to more realistic price levels."

Speaking to production guidance, Mr. McAllister continued: "Mine production for 2009 is projected at 495,000 PGM ounces. This is about the same production level as achieved during 2008, reflecting increased production in 2009 at the Stillwater Mine in the range of 370,000 ounces, benefiting from miners transferred from East Boulder Mine in December, offset by lower projected output of 125,000 palladium and platinum ounces under our restructured operations at the East Boulder Mine. Total cash costs per ounce, a non-GAAP measure of mining efficiency, are projected at $399 per ounce, again in the same range as in 2008. Capital expenditures for 2009 are planned at about $39 million, off sharply from the $82 million spent in 2008. The 2009 capital budget limits development expenditures to only those needed to sustain current production rates, and minimizes expenditures on new or replacement equipment, with the exception of the second electric furnace at the Columbus smelter which was nearing completion at year end and will begin commissioning in March 2009."

Summarizing, Mr. McAllister commented, "Our efforts during 2009 will be focused on preserving the Company's long-term competitiveness, identifying efficiencies and cutting costs as necessary to sustain operations until PGM prices recover. We will manage at present for cash, and, to the extent possible, will not permit the Company's cash balances to deteriorate. If necessary, we are prepared to further adjust or even suspend operations for a time to conserve cash, although at this time it does not appear that we will need to. We have excellent employees who have recognized the issues here and have risen to the challenge, bringing their experience and expertise to bear on improving our operations and increasing mining productivity."

Cash Flow and Liquidity

At December 31, 2008, the Company's available cash and cash equivalents (excluding $35.6 million of restricted cash) totaled $161.8 million, up $55.6 million from the beginning of the quarter and $100.4 million from December 31, 2007. If we include the Company's available-for-sale investments the Company's total available cash and investments at December 31, 2008, was $180.8 million, up $51.8 million from $129.0 million at the end of the third quarter and up $91.8 million since the beginning of 2008. The increase in cash and investments during the fourth quarter primarily reflects decreased investment in working capital during the quarter as PGM prices declined. For the full year, the increased cash and investments reflects a $60.4 million reduction in recycling working capital, a net increase in long-term debt of $84.1 million associated with a refinancing during 2008, offset in part by a $29.7 million increase in restricted cash. Working capital associated with the recycling business, constituting marketable inventories and related advances, decreased to $23.3 million at the end of 2008 from $138.2 million at the end of the third quarter and $83.7 million at the end of 2007. Including these inventories and advances, the Company's underlying available liquidity was $204.1 million at December 31, 2008, as compared to $267.2 million at the end of the 2008 third quarter and $170.7 million at the end of the 2007.

Net cash provided by operating activities (which includes changes in working capital) totaled $70.7 million in this year's fourth quarter and $114.2 million for the full year, including, again, the effect of reduced recycling working capital as well as cash generated from earnings. By comparison, $10.2 million of cash was provided from operations in the fourth quarter of 2007 and $56.4 million for the full year 2007.

Capital expenditures were $19.0 million in the fourth quarter of 2008 and $82.3 million for the full year. Capital spending in the fourth quarter of 2007 totaled $25.0 million and $87.9 million for the year 2007.

Outstanding debt at December 31, 2008, was $211.0 million. The Company's total debt includes $181.5 million outstanding in the form of debentures due in 2028, $29.4 million of Exempt Facility Revenue Bonds due in 2020 and $0.1 million of Special Industrial Education Impact Revenue Bonds due in May 2009.

Fourth Quarter Results - Details

In the fourth quarter of 2008, the Company's mining operations produced 123,700 PGM ounces including 92,200 ounces from the Stillwater Mine and 31,500 ounces from East Boulder Mine. For the comparable quarter of 2007, Stillwater Mine produced 91,400 ounces and East Boulder Mine 40,300 ounces. The nearly 6.1% decrease in total output between 2008 and 2007 resulted primarily from the brief suspension of mining and subsequent restructuring during the fourth quarter at the East Boulder Mine.

Sales from mine production totaled 132,500 ounces in the fourth quarter of 2008 at an overall average realization of $498 per ounce, compared to 126,200 ounces at $528 per ounce in the fourth quarter of 2007. The Company's average realization on palladium sales from mine production was $368 per ounce in the 2008 fourth quarter, compared to $389 per ounce in the same period of 2007. The comparable average realization on platinum, net of the loss on forward sales and contractual price caps, was $929 per ounce in the fourth quarter of 2008 and $1,006 per ounce in the 2007 fourth quarter.

During the fourth quarter of 2008, the Company processed about 79,000 ounces of PGMs from recycled catalytic materials. By comparison, in the fourth quarter of 2007 the Company processed about 94,300 ounces of recycled material. The Company processes material it purchases from third parties and material toll processed on behalf of others for a fee.

Revenues for the fourth quarter 2008 totaled $182.0 million, up 12.1% from $162.4 million in the fourth quarter of 2007. Proceeds from sales of mined PGMs totaled $69.7 million in the 2008 fourth quarter, down from $80.2 million (net of hedging offsets) in the same quarter of 2007, reflecting the lower prices during the fourth quarter 2008. Recycling revenues also increased to $111.0 million from $78.4 million in last year's fourth quarter, despite the lower 2008 PGM prices. Resales of purchased metal generated $1.4 million and $3.7 million in revenue during the 2008 and 2007 fourth quarters, respectively.

Costs of metals sold (before depreciation and amortization expense) increased to $186.0 million in the 2008 fourth quarter from $136.7 million in the fourth quarter of 2007. Mining costs included in costs of metals sold increased to $76.1 million in the 2008 fourth quarter from $59.6 million in the 2007 fourth quarter, reflecting the higher commodity prices for materials consumed in mining. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $108.5 million in the fourth quarter of 2008, compared to $74.3 million in the fourth quarter of 2007. Purchases totaling 6,000 ounces and 10,400 ounces of palladium for resale added $1.4 million and $2.8 million to fourth-quarter 2008 and 2007 costs, respectively.

Depreciation and amortization expense increased to $21.5 million in the 2008 fourth quarter from $20.3 million in the same period of 2007. The increase is attributable to the slightly higher amortization rates in 2008.

General and administrative ("G&A") costs increased to $4.6 million in the fourth quarter of 2008 from $5.4 million in the 2007 fourth quarter. The Company also recorded several unusual items in the fourth quarter of 2008, including an impairment charge at East Boulder Mine of $67.3 million, a $26.0 million write-down in the value of advances for inventory purchases, a $5.4 million charge for restructuring costs (mostly associated with employee and contract terminations and re-location of the Billings corporate office), a $0.3 million write-down of long term investments, and a $3.4 million provision against trade receivables.

Net loss of $131.9 million for the fourth quarter of 2008 included, by business segment, $27.8 million loss from mining operations and $2.4 million income from recycling activities, less corporate costs including $10.4 million of G&A expense and about $0.4 million of unallocated net interest income, a $67.3 million impairment adjustment at the East Boulder Mine, a $26.0 million write-down in the value of advances for inventory purchases, and a $3.4 million write-down of trade receivables,

For the fourth quarter of 2007, the reported net income of $0.1 million included income from mining operations of $0.3 million and income from recycling activities of $4.1 million. These earnings items were offset by $5.4 million of G&A expense.

Year End Results - Details

For the full year 2008, Stillwater Mining Company produced 498,900 ounces of PGMs from its mining operations, including 349,400 ounces from the Stillwater Mine and 149,500 ounces from the East Boulder Mine. This was much weaker than in 2007, when the Company's mines produced 537,500 ounces -- 359,300 ounces at Stillwater and 178,200 ounces at East Boulder. The lower production during 2008 reflected the restructuring at the East Boulder Mine and somewhat lower ore grades associated with the specific mining areas at the Stillwater Mine.

Palladium and platinum sold from mine production during 2008 totaled 514,100 ounces at an overall average realization of $630 per ounce, compared to 544,800 ounces sold during 2007 at a combined average realization of $509 per ounce. Broken out by metal, total mine sales in 2008 included 398,600 ounces of palladium at an average realization, with the benefit of contract floor prices, of $410 per ounce; for 2007, sales of mined palladium totaled 424,500 ounces at an average realized price of $384 per ounce. Platinum sales from mined production in 2008 were 115,500 ounces at an average realization, net of hedging losses and contractual pricing caps, of $1,387 per ounce, compared to 120,300 ounces at $953 per ounce in 2007.

Recycling activity increased modestly during 2008, with a total of 398,100 ounces of spent catalytic material processed, up from 373,000 ounces processed in 2007. The Company processed both material purchased from third parties and material toll processed on behalf of third parties for a fee.

Total Company revenues for 2008 equaled $855.7 million, up from $673.0 million of revenue in the previous year, as higher PGM prices early in 2008 offset lower overall sales volumes in 2008. Sales of mined PGM ounces contributed $360.4 million to 2008's total revenue and $331.3 million to 2007 revenue. Recycling revenues expanded to $475.4 million in 2008 from $326.4 million in 2007, as higher market prices for PGMs (including rhodium) early in 2008 amplified the small increase in volumes processed. Other sales, mostly of metal purchased to meet resale obligations, contributed $20.0 million to 2008 revenue, up from $15.4 million in 2007.

Costs of metals sold, excluding depreciation and amortization expense, increased by 29.5% to $749.0 million for 2008 from $578.4 million in 2007, driven mostly by recycling activity. The costs of mining operations included in these numbers increased by 10.5% to $283.8 million in 2008 from $256.9 million in 2007, reflecting the higher commodity prices for materials consumed in mining. Recycling costs of metals sold, however, increased by about 45.0% to $445.3 million from $307.1 million in 2007. Most of the costs of recycling represent costs to purchase the spent catalyst material itself, as the actual processing is a relatively small portion of the total cost. The increase in recycling costs between 2008 and 2007 is almost entirely the result of rising per-ton acquisition costs as the value of the contained PGMs in the catalytic material had risen significantly for a period of time in 2008. Costs of other miscellaneous metals purchased for resale totaled $19.9 million in 2008, up from $14.3 million.

Depreciation and amortization expense increased slightly to $83.0 million in 2008 from $82.5 million in 2007. The increase reflects the higher amortization rates in 2008 offset slightly by the lower tonnage volumes.

G&A costs increased during 2008 to $32.6 million from $28.3 million in 2007, which include marketing and exploration expenses. The Company also recorded several unusual items in 2008, including an impairment charge at East Boulder Mine of $67.3 million, a $26.0 million write-down in the value of advances for inventory purchases, a $5.4 million charge for restructuring costs, a $3.4 million write-down of long term investments, and a $3.4 million provision against trade receivables.

The Company's net loss for of the full year 2008 was $112.7 million. Breaking this out by business segment, before valuation adjustments mining operations lost $6.4 million, recycling contributed $36.9 million of earnings (including financing charges), and miscellaneous metal transactions generated $0.1 million of income. At the corporate level, G&A expense totaled $41.4 million and unallocated interest expense equaled $5.6 million. A $67.3 million impairment adjustment at the East Boulder Mine increased the full year loss as well as a $26.0 million write-down in the value of advances for inventory purchases, and a $3.4 million write-down of trade receivables. After all adjustments, mining operations reported a loss of $73.7 million, recycling operations a profit of $10.9 million, and other corporate activities lost $49.9 million.

For the full year 2007, the Company's reported net loss was $15.5 million. Mining operations lost $7.8 million in earnings, recycling added earnings of $25.8 million, income from miscellaneous metal sales equaled $1.1 million of income. Partially offsetting this were corporate overhead expenses of $28.5 million and $6.2 million of unallocated net interest expense.

Stillwater Mining Company will host its 2008 year-end results conference call at 12:00 Noon (Eastern Daylight Time) on March 17, 2009. The conference call dial-in numbers are 866-254-5942 (U.S.) and 612-338-1040 (International). The conference call will simultaneously be webcast on the Internet via the Company's website at www.stillwatermining.com. To access the conference call on the Company's website, go to the Investor Relations section under Management Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 992591, through March 24, 2009, ending at 11:59 p.m. Eastern Daylight Time.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the duration and overall effects of the current worldwide financial and credit crises, the effects of restructuring the Company's operations and maintaining a skilled work force, the automotive market and the health of the automobile manufacturers, expansion plans and realignment of operations, costs, grade, production and recovery rates, permitting, labor matters, financing needs and the terms of future credit facilities, capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2008 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

                 Ore Reserves, Key Factors Tables and Financial Statements

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                              Three months ended      Twelve months ended
                                 December 31,            December 31,
                            ----------------------  ----------------------
                               2008        2007        2008        2007
                            ----------  ----------  ----------  ----------
REVENUES
  Mine production           $   69,657  $   80,215  $  360,364  $  331,277
  PGM recycling                110,956      78,418     475,388     326,394
  Other                          1,423       3,718      19,980      15,365
                            ----------  ----------  ----------  ----------
      Total revenues           182,036     162,351     855,732     673,036
COSTS AND EXPENSES
  Costs of metals sold
    Mine production             76,060      59,641     283,793     256,942
    PGM recycling              108,494      74,279     445,299     307,137
    Other                        1,423       2,784      19,892      14,289
                            ----------  ----------  ----------  ----------
        Total costs of
         metals sold           185,977     136,704     748,984     578,368
  Depreciation and
   amortization
    Mine production             21,445      20,262      82,792      82,396
    PGM recycling                   48          58         192         142
                            ----------  ----------  ----------  ----------
        Total depreciation
         and amortization       21,493      20,320      82,984      82,538
                            ----------  ----------  ----------  ----------
          Total costs of
           revenues            207,470     157,024     831,968     660,906
  Exploration                      135         500       2,525       1,062
  Marketing                        762       1,591       5,705       5,586
  General and administrative     3,626       3,288      24,187      21,817
  Restructuring                  5,420           -       5,420           -
  Impairment of long-term
   investments                     345           -       3,374           -
  Loss on trade receivables      3,410           -       3,410           -
  Loss on advances for
   inventory purchases          25,999           -      25,999           -
  Impairment of property,
   plant and equipment          67,254           -      67,254           -
  (Gain)/loss on disposal of
   property, plant and
   equipment                        66           4         196        (180)
                            ----------  ----------  ----------  ----------
          Total costs and
           expenses            314,487     162,407     970,038     689,191
OPERATING INCOME (LOSS)       (132,451)        (56)   (114,306)    (16,155)
OTHER INCOME (EXPENSE)
  Other                              -         127         144         236
  Interest income                2,197       2,762      11,103      11,705
  Interest expense              (1,725)     (2,762)     (9,718)    (11,269)
                            ----------  ----------  ----------  ----------
INCOME (LOSS) BEFORE INCOME
 TAX PROVISION                (131,979)         71    (112,777)    (15,483)
Income tax benefit
 (provision)                        32           -          32           -
                            ----------  ----------  ----------  ----------
NET INCOME (LOSS)           $ (131,947) $       71  $ (112,745) $  (15,483)
                            ----------  ----------  ----------  ----------
Other comprehensive income,
 net of tax                        (55)      5,756       5,865       9,578
                            ----------  ----------  ----------  ----------
COMPREHENSIVE INCOME (LOSS) $ (132,002) $    5,827  $ (106,880) $   (5,905)
                            ==========  ==========  ==========  ==========
Weighted average common
 shares outstanding
  Basic                         93,481      92,337      93,025      92,016
  Diluted                       93,481      92,532      93,025      92,016
Basic earnings (loss) per
 share
                            ----------  ----------  ----------  ----------
    Net income (loss)       $    (1.41) $     0.00  $    (1.21) $    (0.17)
                            ==========  ==========  ==========  ==========
Diluted earnings (loss)
 per share
                            ----------  ----------  ----------  ----------
    Net income (loss)       $    (1.41) $     0.00  $    (1.21) $    (0.17)
                            ----------  ----------  ----------  ----------

December 31,                                            2008       2007
                                                      ---------  ---------
ASSETS
 Current assets
  Cash and cash equivalents                           $ 161,795  $  61,436
  Investments, at fair market value                      18,994     27,603
  Inventories                                            73,413    116,623
  Advances on inventory purchases                         3,298     28,396
  Trade receivables                                       2,369     12,144
  Deferred income taxes                                  17,443      4,597
  Other current assets                                    8,244      6,092
                                                      ---------  ---------
   Total current assets                                 285,556    256,891
Property, plant and equipment, net                      393,412    465,054
Restricted cash                                          35,595      5,885
Other noncurrent assets                                   9,701     12,537
                                                      ---------  ---------
   Total assets                                       $ 724,264  $ 740,367
                                                      =========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities
  Accounts payable                                    $  14,662  $  17,937
  Accrued payroll and benefits                           24,111     20,944
  Property, production and franchise taxes payable       10,749     10,528
  Current portion of long-term debt                          97      1,209
  Fair value of derivative instruments                        -      6,424
  Other current liabilities                               5,489     11,932
                                                      ---------  ---------
   Total current liabilities                             55,108     68,974
Long-term debt                                          210,947    126,841
Deferred income taxes                                    17,443      4,597
Accrued workers compensation                              6,761      9,982
Asset retirement obligation                               7,028     10,506
Other noncurrent liabilities                              4,448      4,103
                                                      ---------  ---------
   Total liabilities                                  $ 301,735  $ 225,003
                                                      ---------  ---------
 Stockholders' equity
  Preferred stock, $0.01 par value, 1,000,000 shares
   authorized, none issued                                    -          -
  Common stock, $0.01 par value, 200,000,000 shares
   authorized, 93,665,855 and
   92,405,111 shares issued and outstanding                 937        924
  Paid-in capital                                       640,657    626,625
  Accumulated deficit                                  (218,905)  (106,160)
  Accumulated other comprehensive loss                     (160)    (6,025)
                                                      ---------  ---------
   Total stockholders' equity                           422,529    515,364
                                                      ---------  ---------
   Total liabilities and stockholders' equity         $ 724,264  $ 740,367
                                                      =========  =========

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

                              Three months ended      Twelve months ended
                                 December 31,            December 31,
                            ----------------------  ----------------------
                               2008        2007        2008        2007
                            ----------  ----------  ----------  ----------
Cash flows from operating
 activities

Net income (loss)           $ (131,947) $       71  $ (112,745) $  (15,483)
Adjustments to reconcile
 net income (loss) to net
 cash provided by operating
 activities:
  Depreciation and
   amortization                 21,493      20,320      82,984      82,538
  Lower of cost or market
   inventory adjustment         14,205         849      16,623       6,013
  Restructuring costs            5,420           -       5,420           -
  Impairment of long-term
   investments                     345           -       3,374           -
  Impairment of property,
   plant and equipment          67,254           -      67,254           -
  Loss on trade receivables      3,410           -       3,410           -
  Loss on advances for
   inventory purchases          25,999           -      25,999           -
  (Gain)/loss on disposal of
   property, plant and
   equipment                        66           4         196        (180)
  Asset retirement
   obligation                      228         189         885         734
  Stock issued under
   employee benefit plans        1,651       1,568       5,992       5,470
  Amortization of debt
   issuance costs                  264        (118)      3,214         500
  Share based compensation       1,282          60       5,063       3,805

Changes in operating assets
 and liabilities
  Inventories                   72,734      (7,938)     25,125     (15,292)
  Advances on inventory
   purchases                    11,526        (149)       (901)     (4,205)
  Trade receivables              2,101        (722)      6,365       3,864
  Employee compensation and
   benefits                     (5,667)       (869)     (1,968)        596
  Accounts payable              (2,494)      1,004      (3,560)     (6,896)
  Property, production and
   franchise taxes payable        (680)     (1,668)        566        (780)
  Workers compensation          (1,596)       (585)     (3,221)       (272)
  Restricted cash               (9,540)     (1,500)     (9,540)     (2,100)
  Estimated final payments
   on recycled material         (7,807)       (381)     (3,451)         72
  Forward hedges                     -         268      (2,812)        747
  Other                          2,434        (236)        (29)     (2,709)
                            ----------  ----------  ----------  ----------
Net cash provided by
 operating activities           70,681      10,167     114,243      56,422
                            ----------  ----------  ----------  ----------
Cash flows from investing
 activities
  Capital expenditures         (18,993)    (25,033)    (82,277)    (87,876)
  Purchases of long-term
   investments                       -           -        (948)     (1,687)
  Proceeds from disposal of
   property, plant and
   equipment                        14          21         329         396
  Purchases of investments      (6,960)     (8,871)    (41,095)    (64,925)
  Proceeds from maturities
   of investments               10,916      18,191      49,424      73,125
                            ----------  ----------  ----------  ----------
Net cash used in investing
 activities                    (15,023)    (15,692)    (74,567)    (80,967)
                            ----------  ----------  ----------  ----------
Cash flows from financing
 activities
  Payments on long-term debt       (98)       (401)    (98,539)     (2,631)
  Payments for debt issuance
   costs                             -           -      (5,098)          -
  Proceeds from issuance of
   convertible debentures            -           -     181,500           -
  Issuance of common stock          11           4       2,990         252
  Restricted cash                    -           -     (20,170)          -
  Other                              -           -           -           -
                            ----------  ----------  ----------  ----------
Net cash provided by (used
 in) financing activities          (87)       (397)     60,683      (2,379)
                            ----------  ----------  ----------  ----------
Cash and cash equivalents
  Net increase (decrease)       55,571      (5,922)    100,359     (26,924)
Balance at beginning of
 period                        106,224      67,358      61,436      88,360
                            ----------  ----------  ----------  ----------
Balance at end of period    $  161,795  $   61,436  $  161,795  $   61,436
                            ==========  ==========  ==========  ==========

Proven and Probable Ore Reserves*
December 31, 2008

                                    Average             % Change  % Change
                                     Grade    Contained  in Tons  in Ounces
                            Tons    (Oz/Ton)   Ounces      from      from
                           (000's)  Pd + Pt    (000's)     2007      2007
                          --------- --------- --------- --------  --------
Stillwater Mine
  Proven Reserves             2,911      0.65     1,898     4.56%     5.68%
  Probable Reserves          14,030      0.64     8,911    -2.30%     1.37%
Total Stillwater Mine        16,941      0.64    10,809    -1.18%     2.11%

East Boulder Mine
  Proven Reserves             2,066      0.45       935     2.43%     1.52%
  Probable Reserves          19,202      0.45     8,717    -7.98%    -9.76%
Total East Boulder Mine      21,268      0.45     9,652    -7.07%    -8.78%

Total Proven Reserves         4,977      0.57     2,833     3.69%     4.27%
Total Probable Reserves      33,232      0.53    17,628    -5.67%    -4.46%
Total Proven and Probable
 Reserves                    38,209      0.54    20,461    -4.54%    -3.33%

* In testing ore reserves at December 31, 2008, the Company applied the trailing 12-quarter combined average PGM market price of $566.91 per ounce, based upon the 12-quarter average palladium price of $342.21 per ounce and the 12-quarter average platinum price of $1,340.93.

Stillwater Mining Company
Key Factors                               Three months     Twelve months
(Unaudited)                                  ended             ended
                                           December 31,     December 31,
                                        ----------------- -----------------
                                          2008     2007     2008     2007
                                        -------- -------- -------- --------
OPERATING AND COST DATA FOR MINE
 PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                                     95      101      384      413
Platinum                                      29       31      115      124
                                        -------- -------- -------- --------
Total                                        124      132      499      537
                                        ======== ======== ======== ========
Tons milled (000)                            273      278    1,060    1,169
Mill head grade (ounce per ton)             0.48     0.52     0.50     0.50
Sub-grade tons milled (000) (1)               25       22      146       75
Sub-grade tons mill head grade (ounce
 per ton)                                   0.21     0.11     0.17     0.12
Total tons milled (000) (1)                  298      300    1,206    1,244
Combined mill head grade (ounce per
 ton)                                       0.46     0.49     0.46     0.48
Total mill recovery (%)                       91       91       91       91
Total operating costs per ounce
 (Non-GAAP)(2)(7)                       $    393 $    293 $    328 $    269
Total cash costs per ounce
 (Non-GAAP)(2)(7)                       $    448 $    343 $    396 $    331
Total production costs per ounce
 (Non-GAAP)(2)(7)                       $    618 $    508 $    561 $    488
Total operating costs per ton milled
 (Non-GAAP)(2)(7)                       $    164 $    129 $    135 $    116
Total cash costs per ton milled
 (Non-GAAP)(2)(7)                       $    186 $    151 $    164 $    143
Total production costs per ton milled
 (Non-GAAP)(2)(7)                       $    257 $    224 $    232 $    211
Stillwater Mine:
Ounces produced (000)
Palladium                                     71       70      268      274
Platinum                                      21       22       81       85
                                        -------- -------- -------- --------
Total                                         92       92      349      359
                                        ======== ======== ======== ========
Tons milled (000)                            192      159      690      640
Mill head grade (ounce per ton)             0.52     0.62     0.54     0.60
Sub-grade tons milled (000) (1)               11       22       78       75
Sub-grade tons mill head grade (ounce
 per ton)                                   0.21     0.11     0.16     0.12
Total tons milled (000)(1)                   203      181      768      715
Combined mill head grade (ounce per
 ton)                                       0.50     0.56     0.51     0.55
Total mill recovery (%)                       91       91       91       92
Total operating costs per ounce
 (Non-GAAP)(2)(7)                       $    377 $    242 $    308 $    234
Total cash costs per ounce
 (Non-GAAP)(2)(7)                       $    427 $    287 $    373 $    294
Total production costs per ounce
 (Non-GAAP)(2)(7)                       $    571 $    421 $    511 $    426
Total operating costs per ton milled
 (Non-GAAP)(2)(7)                       $    171 $    123 $    140 $    118
Total cash costs per ton milled
 (Non-GAAP)(2)(7)                       $    194 $    146 $    170 $    148
Total production costs per ton milled
 (Non-GAAP)(2)(7)                       $    259 $    214 $    233 $    214
East Boulder Mine:
Ounces produced (000)
Palladium                                     24       31      116      139
Platinum                                       8        9       34       39
                                        -------- -------- -------- --------
Total                                         32       40      150      178
                                        ======== ======== ======== ========
Tons milled (000)                             81      119      370      529
Mill head grade (ounce per ton)             0.40     0.38     0.42     0.38
Sub-grade tons milled (000)(1)                14        -       68        -
Sub-grade tons mill head grade (ounce
 per ton)                                   0.20        -     0.19        -
Total tons milled (000)(1)                    95      119      438      529
Combined mill head grade (ounce per
 ton)                                       0.37     0.38     0.38     0.38
Total mill recovery (%)                       90       90       90       90
Total operating costs per ounce
 (Non-GAAP)(2)(7)                       $    438 $    409 $    373 $    339
Total cash costs per ounce
 (Non-GAAP)(2)(7)                       $    507 $    472 $    451 $    405
Total production costs per ounce
 (Non-GAAP)(2)(7)                       $    755 $    710 $    678 $    613
Total operating costs per  ton milled
 (Non-GAAP)(2)(7)                       $    148 $    138 $    127 $    114
Total cash costs per ton milled
 (Non-GAAP)(2)(7)                       $    171 $    159 $    154 $    136
Total production costs per ton milled
 (Non-GAAP)(2)(7)                       $    254 $    239 $    231 $    206

Stillwater Mining Company
                                            Three Months     Twelve months
                                              ended             ended
                                           December 31,      December 31,
                                        ----------------- -----------------
(Unaudited)                               2008     2007     2008     2007
(in thousands, where noted)             -------- -------- -------- --------
SALES AND PRICE DATA

Ounces sold (000)
  Mine production:
    Palladium (oz.)                          102       98      399      425
    Platinum (oz.)                            31       28      115      120
                                        -------- -------- -------- --------
     Total                                   133      126      514      545
                                        -------- -------- -------- --------
  Other PGM activities: (5)
    Palladium (oz.)                           39       33      168      146
    Platinum (oz.)                            31       25      131      119
    Rhodium (oz.)                              7        6       25       24
                                        -------- -------- -------- --------
       Total                                  77       64      324      289
                                        -------- -------- -------- --------
  By-products from mining: (6)
    Rhodium (oz.)                              -        1        2        4
    Gold (oz.)                                 3        3        9       11
    Silver (oz.)                               3        3       10        9
    Copper (lb.)                             213      258      940      942
    Nickel (lb.)                             222      301      932    1,171
Average realized price per ounce (3)
  Mine production:
    Palladium ($/oz.)                   $    368 $    389 $    410 $    384
    Platinum ($/oz.)                    $    929 $  1,006 $  1,387 $    953
      Combined ($/oz.)(4)               $    498 $    528 $    630 $    509
  Other PGM activities: (5)
    Palladium ($/oz.)                   $    324 $    360 $    401 $    352
    Platinum ($/oz.)                    $  1,601 $  1,318 $  1,735 $  1,247
    Rhodium ($/oz.)                     $  6,889 $  6,013 $  7,807 $  5,732
 By-products from mining:(6)
    Rhodium ($/oz.)                     $  1,550 $  6,618 $  7,939 $  6,217
    Gold ($/oz.)                        $    816 $    800 $    877 $    699
    Silver ($/oz.)                      $     10 $     14 $     14 $     13
    Copper ($/lb.)                      $   1.57 $   3.42 $   2.94 $   3.34
    Nickel ($/lb.)                      $   4.90 $  13.80 $   9.72 $  16.91
Average market price per ounce (3)
    Palladium ($/oz.)                   $    191 $    360 $    352 $    355
    Platinum ($/oz.)                    $    865 $  1,445 $  1,578 $  1,303
      Combined ($/oz.)(4)               $    348 $    605 $    628 $    564

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.
(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-down's, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
    Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues"
    and the accompanying discussion for additional detail.
(3) The Company's average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold. The average market price represents the average
    London PM Fix for the actual months of the period.
(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.
(5) Ounces sold and average realized price per ounce from other PGM activities relate to ounces produced from processing of catalyst materials, ounces purchased in the open market for resale.
(6) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(7) Costs per ounce/ton have been revised due to a correction of an immaterial error in the costs of sales for recycled rhodium ounces in the full year of 2007, fourth quarter of 2007 and fourth quarter of 2008.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/ (Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Costs of Revenues

(unaudited) (in thousands,      Three months ended     Twelve months ended
 except per ounce and per          December 31,           December 31,
 ton costs)                     --------------------  --------------------
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------
Consolidated:
Reconciliation to consolidated
 costs of revenues:
Total operating costs
 (Non-GAAP)                     $  48,745  $  38,625  $ 163,462  $ 144,368
  Royalties, taxes and other        6,811      6,671     34,255     33,396
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  55,556  $  45,296  $ 197,717  $ 177,764
  Asset retirement costs              228        189        885        734
  Depreciation and amortization    21,445     20,262     82,792     82,396
  Depreciation and amortization
   (in inventory)                    (555)     1,357     (1,462)     1,264
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  76,674  $  67,104  $ 279,932  $ 262,158
  Change in product inventories    14,990     (3,759)    32,916     11,848
  Costs of recycling
  activities(3)                   108,494     74,279    445,299    307,137
  Recycling activities  -
   depreciation                        48         58        192        142
  Add: Profit from recycling
   activities(3)                    3,613      5,705     36,869     25,800
                                ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues: (2)(3)               $ 203,819  $ 143,387  $ 795,208  $ 607,085
                                =========  =========  =========  =========
Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  34,728  $  22,247  $ 107,698  $  84,043
  Royalties, taxes and other        4,600      4,176     22,640     21,633
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  39,328  $  26,423  $ 130,338  $ 105,676
  Asset retirement costs              166        132        645        512
  Depreciation and amortization    13,006     11,180     47,748     46,521
  Depreciation and amortization
   (in inventory)                      25        975       (152)       255
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  52,525  $  38,710  $ 178,579  $ 152,964
  Change in product inventories     7,288     (5,586)     7,524     (2,872)
  Add: Profit from recycling
   activities(3)                    2,389      3,948     25,123     17,014
                                ---------  ---------  ---------  ---------
Total costs of revenues(2)      $  62,202  $  37,072  $ 211,226  $ 167,106
                                =========  =========  =========  =========
East Boulder Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  14,017  $  16,378  $  55,764  $  60,325
  Royalties, taxes and other        2,211      2,495     11,615     11,763
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  16,228  $  18,873  $  67,379  $  72,088
  Asset retirement costs               62         57        240        222
  Depreciation and amortization     8,439      9,083     35,044     35,877
  Depreciation and amortization
   (in inventory)                    (580)       381     (1,310)     1,007
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  24,149  $  28,394  $ 101,353  $ 109,194
  Change in product inventories     6,279       (957)     5,500        432
  Add: Profit from recycling
   activities(3)                    1,224      1,757     11,746      8,786
                                ---------  ---------  ---------  ---------
Total costs of revenues(2)      $  31,652  $  29,194  $ 118,599  $ 118,412
                                =========  =========  =========  =========
Other PGM activities: (1)
Reconciliation to costs of
 revenues:
  Change in product inventories $   1,423  $   2,784  $  19,892  $  14,288
  Recycling activities -
   depreciation                        48         58        192        142
  Costs of recycling
   activities(3)                  108,494     74,279    445,299    307,137
                                ---------  ---------  ---------  ---------
Total costs of revenues(2)      $ 109,965  $  77,121  $ 465,383  $ 321,567
                                =========  =========  =========  =========

(1) Other PGM activities include recycling and other.
(2) Revenue from sales of mined by-products is credited against gross production costs for Non-GAAP presentation.  Revenue from the sale of mined by-products are now being reported on the Company's financial statements as mined revenue and are included in consolidated costs of revenues. Total costs of revenues in the above table have been reduced by approximately $36.8 million and $53.8 million for the years 2008 and
    2007, respectively.  Total costs of revenues in the above table have been reduced by approximately $3.7 million and $13.6 million in the fourth quarters of 2008 and 2007, respectively.
(3) Costs and profits from recycling activities have been revised to include additional recycling rhodium costs.  As a result, costs per ounce and costs per ton have been revised for the full year of 2007, and for the fourth quarter of 2007.

CONTACT:
Gregory A. Wing
(406) 373-8700